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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported):March 28, 1994



                             JONES INTERCABLE, INC.
             (Exact name of registrant as specified in its charter)



         Colorado                      1-9953                84-0613514
         --------                      ------                ----------
 (State of Organization)        (Commission File No.)        (IRS Employer
                                                             Identification No.)



P.O. Box 3309, Englewood, Colorado 80155-3309                (303) 792-3111
- ---------------------------------------------                --------------
(Address of principal executive office and Zip Code     (Registrant's telephone
                                                        no. including area code)





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Item 5.  Other Events.


        On December 2, 1993, Jones Intercable, Inc., a Colorado corporation (the "Registrant") announced that it had entered into a letter of intent with BCE Telecom International Inc., now known as Bell Canada International Inc. ("BCI") pursuant to which BCI would, among other things, invest approximately $275,000,000 in the Registrant to acquire shares of Class A Common Stock of the Registrant representing approximately a 30% interest in the Registrant. In addition, it was announced that BCI would acquire from Glenn R. Jones, Chairman of the Board and Chief Executive Officer of the Registrant, and Jones International, Ltd., a corporation wholly-owned by Mr. Jones ("International"), an option to acquire a sufficient number of shares of Common Stock of the Registrant that, upon exercise of the option, BCI would have the right to elect 75% of the Board of Directors of the Registrant. All of the transactions contemplated by the letter of intent were subject to the negotiation of definitive agreements, which have not yet been completed, and other matters.

        The parties have announced that the proposed strategic alliance is proceeding forward, and the date for the negotiation of definitive agreements has been extended to April 8, 1994. However, in light of the actions of the Federal Communications Commission in February announcing additional rate rollbacks for cable television system operators, certain financial terms and the timing of BCI's investment in Registrant have been modified.

        BCI will purchase immediately 2,500,000 shares of Class A Common Stock of the Registrant at a price of $22.00 per share resulting in proceeds to the Registrant of $55,000,000. The Class A Common Stock to be acquired by BCI will be sold pursuant to a currently effective Registration Statement of Registrant covering 6,000,000 shares of Class A Common Stock. Subject to the terms and conditions to be agreed upon in the definitive agreements, at the closing of the second transaction, BCI will purchase an additional 7,500,000 shares of Class A Common Stock at the originally agreed upon price of $27.50 per share resulting in additional proceeds to the Registrant of $206,250,000. This will result in an average aggregate investment price per share of $26.125, which represents a 5% reduction from the originally agreed upon price of $27.50 per share. The original commitment of BCI to invest up to $400,000,000 in Registrant will remain unchanged, and the remaining approximately $139,000,000 will be invested as originally planned to maintain BCI's 30% interest in connection with anticipated future public offerings of equity securities by Registrant.

        A corresponding 5% reduction will be taken on the per share option deposit price to be paid by BCI to Mr. Jones and International, which will be reduced





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from $20 per share to $19 per share.  The proceeds to Mr. Jones and
International will be approximately $52,000,000 under the restructured plan.
In addition, the portion of the exercise price per share which was fixed during the first year after the closing under the option agreement will be correspondingly reduced by 5%.

        All other financial terms of the proposed transaction remain unchanged.





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                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        JONES INTERCABLE, INC.



Dated:  March 28, 1994                  By:  /s/ ELIZABETH M. STEELE
                                             Elizabeth M. Steele,
                                             Vice President





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